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                                                                     EXHIBIT 4.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                               CYBERSENTRY, INC.



     CyberSentry, Inc. (the "Corporation"), a corporation organized and existing under and by virtual of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

     FIRST: That by the unanimous written consent of the members of the Board of Directors of the Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of the Corporation and declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

     RESOLVED, that the Corporation's Certificate of Incorporation be amended in accordance with Section 242 of the General Corporation Law of the State of Delaware to effect the following changes in said Certificate of Incorporation:

             (1) The first sentence of Section 8 of the Certificate of Designations of the Class A Convertible Redeemable Participating Preferred Stock of the Corporation shall be amended to read in its entirety as follows: "Each share of Class A Preferred Stock may, subject to paragraph (e) of this Section 8, at any time from and after the open
           -------------         ---------
        of business on March 25, 2001 and up to the close of business on March 24, 2004, at the option of the holder thereof, be converted into shares of Common Stock, on the terms and conditions set forth in this
        Section 8."
        ---------

             (2) The first sentence of Section 8(b)(ii) of the Certificate of Designations of the Class A Convertible Redeemable Participating Preferred Stock of the Corporation shall be amended adding the following clause immediately prior to clause (w) of such sentence: "(v) issuances of shares of Common Stock to independent third parties in an arms'- length transactions,".

             (3) The first sentence of Section 8 of the Certificate of Designations of the Class B Convertible Redeemable Participating Preferred Stock of the Corporation shall be amended to read in its entirety as follows: "Each share of Class B Preferred Stock may, subject to paragraph (e) of this Section 8, at any time from and after the open
           -------------         ---------
        of business on March 25, 2001 and up to the close of business on March 24, 2004, at the option of the holder thereof, be converted into shares of Common Stock, on the terms and conditions set forth in this
        Section 8."
        ---------
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             (4) The first sentence of Section 8(b)(ii) of the Certificate of
        Designations of the Class B Convertible Redeemable Participating Preferred Stock of the Corporation shall be amended adding the following clause immediately prior to clause (w) of such sentence: "(v) issuances of shares of Common Stock to independent third parties in arms'-length transactions,".

     SECOND: That in lieu of a meeting and vote of stockholders, the holders of outstanding stock of the Corporation having not less than the minimum number of votes that would be necessary to authorize said amendment at a meeting at which all shares entitled to vote thereon were present and voted have given written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.

     THIRD: That said amendment was duly adopted in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

     FOURTH: That the capital of the Corporation will not be reduced under or by reason of said amendment.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President, and attested by its Secretary, this 11th day of May, 1999.



                        By: /s/ Gerald A. Resnick
                           -------------------------------
                           Gerald A. Resnick, President


                        Attest: /s/ Hal Shankland
                               ---------------------------
                               Hal Shankland, Secretary